Exhibit 3.14

OPERATING AGREEMENT

OF

SYLTONE INDUSTRIES, LLC

A LIMITED LIABILITY COMPANY

ORGANIZED PURSUANT TO THE LAWS OF KENTUCKY

AMENDED AND RESTATED

EFFECTIVE AS OF APRIL 30, 2003

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

(a)	“Act” shall mean the Kentucky Limited Liability Company Act, as amended.

(b)          “Articles of Organization” shall mean the Articles of Organization of the Company as filed with the Secretary of State of Kentucky as the same may be amended from time to time.

(c)           “Code” shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

(d)	“Common Members” means the Members owning Common Membership Interests.
(e)	“Company” shall mean Syltone Industries, LLC.

(f)           “Director”         shall mean each person elected to the Board of Directors of the Company by the Common Members.

(g)           “Majority” shall mean Membership Interests which taken together exceed 50% of the issued and outstanding Membership Interests of the class or classes specified. With respect to any vote of the Directors, Majority shall mean more than one-half of the Directors.

(h)          “Member” shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and such persons who become Members by virtue of a merger of an entity into the Company or as provided in Article VI.

(i)            “Membership Interest” shall mean a Member’s entire interest in the Company including such Member’s economic interest in the Company and the right, if any, to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the Act. As more fully set forth in Article IV below, Membership Interests are divided into Common Membership Interests and Preferred Membership Interests.

(j)            “Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

(k)	“Preferred Members” means the owners of Preferred Membership Interests.

ARTICLE II

FORMATION OF COMPANY

2.01        Formation. On October 15, 1999, the Company was organized as a Kentucky limited liability company under the name Syltone Industries, LLC.

2.02       Purpose. The purpose of the Company shall be to conduct any business which may lawfully be conducted by a limited liability company under the Act.

2.03       Registered Office and Agent. The initial registered office in Kentucky shall be as set forth in the Company’s Articles of Organization. The registered agent and registered office may be changed from time to time by the Company’s Board of Directors.

2.04       Other Offices. The Company may also have such other offices at such other places as the Board of Directors may from time to time determine or the business of the Company may require.

2.05       Amendments. Except as may be otherwise expressly provided herein, this Operating Agreement may be amended by a Majority of the Common Members. However, no amendment to this Operating Agreement having the purpose or effect of altering the rights of the Preferred Membership Interests, or of creating a class of interests having superior rights to the Preferred Membership Interests or of increasing the authorized number of Preferred Membership Interests, may be made without the approval of a Majority of both the Common Members and Preferred Members.

2.06        Seal. The seal (if any) of the Company may be adopted by the Board of Directors and may be changed from time to time in the discretion of the Directors. The presence or absence of the seal on or from a writing shall neither add to nor detract from the legality thereof nor affect its validity in any manner or respect.

2.07       Interpretation and Application. The Company has been created for the purpose of effecting the conversion of Syltone Industries, Inc., a Delaware corporation (the “Corporation”), (formerly named Drum Industries, Inc.) from being a corporation to being a limited liability company. All resolutions of the Corporation’s Shareholders or Board of Directors which were in effect as of the time of the merger will continue in effect as resolutions of the Company until such time as amended or rescinded by the Members or the Board of Directors of the Company, for which purpose it is understood that the Members are the equivalent of the shareholders of the Corporation, the Board of Directors of the Company is the equivalent of the Board of Directors of the Corporation, and the officers of the Company are equivalent to the officers of the Corporation.

ARTICLE III

NAMES AND ADDRESSES OF MEMBERS

3.01       Names and Addresses. The names and addresses of the Members are set forth on Schedule A to this Operating Agreement.

ARTICLE IV

RIGHTS, DUTIES AND OBLIGATIONS OF BOARD OF DIRECTORS, MANAGERS &

MEMBERS

4.01       Limitation of Liability. To the fullest extent permitted by law, no Member, Manager, agent or employee of the Company shall be personally liable for the debts, obligations, or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member, Director, Manager, agent or employee of the Company.

4.02	Membership Interests.
(a) Subject to the terms of this Section 4.02, the Company shall have authority to create and issue Membership Interests which are divided into classes as follows:

(1)           up to 12,000 units of Preferred Membership Interests, which shall have no voting rights; and

(2)           an unlimited number of units of Common Membership Interests, with each unit being entitled to one vote.

(b)	The preferences, limitations, and relative rights in respect of the units of each class are as follows:

(1)        PREFERRED MEMBERSHIP INTERESTS. The Board of Directors is authorized to provide for the issuance of up to 12,000 units of Preferred Membership Interests in one or more transactions, for consideration of $100.00 per unit. No holder of Preferred Membership Interests shall have the right to vote in the election of Directors or upon any other matter or question except as may be otherwise required by Section 2.05 herein. The preferences, limitations and relative rights of the Preferred Membership Interests are as follows:

(A)          Dividend Rate. Out of the assets of the Company which are by law available for the payment of dividends, the holders of units of Preferred Membership Interests shall be entitled to receive, as and when declared by the Board of Directors, cumulative cash dividends at the rate of $2.00 per unit per annum, payable in semi-annual installments on the last days of September and March of each year. The holders of Preferred Membership Interests shall be entitled to no other dividends.

(B)          Dividend Preference. So long as any units of Preferred Membership Interests are outstanding, unless full cash dividends on the units of Preferred Membership Interests for all past semi-annual periods shall have been paid and a full cash dividend for the semi-annual period in which such declaration, distribution, purchase, redemption, or acquisition occurs shall have been paid or shall have been declared and a sum sufficient for the payment thereof set aside, no dividends shall be declared and no distribution made on any units of Common Membership Interests, nor shall any units of Common Membership Interests be purchased, redeemed or otherwise acquired for value by the Company; provided, however, that the foregoing restrictions shall not apply to the acquisition of any Common Membership Interests solely in exchange for or solely out of the proceeds of issuance of additional Common Membership Interests.

(C)        Liquidation Preference. In the event of any liquidation, dissolution or the winding up of the affairs of the Company, the holders of Preferred Membership Interests shall be entitled to be paid in full out of the assets of the Company the sum of One Hundred Dollars ($100.00) per unit, together with all unpaid dividends accrued or accumulated thereon, before any amount shall be paid out of such assets to the holders of Common Membership Interests. Neither the consolidation or merger of the Company with or into any other Entity or

Entities nor any sale, lease or conveyance of all or any part of the property or business of the Company shall be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this paragraph (C).

(2)           COMMON MEMBERSHIP INTERESTS. Units of Common Membership Interests may be issued from time to time for such consideration as is approved by the Board of Directors. The holders of Common Membership Interests shall have full and exclusive voting powers, except as may be otherwise required by section 2.05. Upon the dissolution of the Corporation, subject to satisfaction of any preferential rights to which holders of Preferred Membership Interests may be entitled, holders of units of Common Membership Interests shall be entitled to receive the net assets of the Company.

(3)	PREEMPTIVE RIGHTS. No Member shall have preemptive rights.

(c)           On the date of this Agreement, Membership Interests in the Company are allocated as set forth on Schedule A. Schedule A shall be deemed amended to recognize any permissible Transfer of a Membership Interest, any issuance of a Membership Interest unit to a Member or to an additional Member or as otherwise required.

4.03       Management. Pursuant to the Company’s Articles of Organization, the management of the Company’s business and affairs is vested in such managers as are elected or appointed in accordance with this Operating Agreement. Those managers are designated herein as “Directors” or as “Officers” and have such relative powers as are set forth herein. Any document or action which is otherwise duly authorized and which is required by law to be executed or taken by a manager of the Company may be executed or taken by a Director or Officer, who may refer to herself or himself as a manager of the Company, provided that the Directors may from time to time specify that only particular persons or classes of persons are authorized to execute certain documents or take certain actions on behalf of the Company.

4.04	Meetings of the Members.

(a)           Annual Meetings of the Common Members. Unless otherwise specified by notice, the annual meeting of the Common Members shall be held at the principal office of the Company. At the annual meeting, the Common Members shall elect Directors and transact such other business as may properly come before it. The meeting shall be held each year on a date to be set by the Board of Directors or a Majority of the Common Members.

(b)          Special Meetings. Special meetings of the Members may be called at any time by: (i) the President of the Company or (ii) the holders of at least 51% of all votes entitled to be cast on the issue to be considered at the special meeting, provided that such Members sign, date, and deliver to the Company’s Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. Within 20 days after the meeting is demanded, the Secretary shall fix a date, time, and place for such meeting, either within or without the Commonwealth of Kentucky, and shall give notice of such meeting in accordance with this Operating Agreement. If no place is specified, then the special meeting shall be held at the Company’s principal office. Only business within the purpose or purposes described in the meeting notice may be conducted at the special meeting.

(c)           Notice. The Company shall give notice of all annual and special meetings of the Members no fewer than ten nor more than 60 days before the date of such meeting to each Member entitled to vote at such meeting as of the record date. In the case of a special meeting, such notice shall state the place, date, time, and the purpose or purposes for which the meeting is called. Such notice shall be in writing addressed to each Member entitled to vote at such meeting and transmitted by regular United States mail, postage prepaid, to the address of the Member as it appears on the records of the Company (which shall be irrefutably presumed to be correct unless such Member shall have filed with the Secretary of the Company a written notice of change of address). Any and all notices for meetings may be waived by any Member by submitting a signed waiver either before or after the meeting or by attendance at the meeting unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting. The execution of such a written consent shall constitute a waiver of notice with respect to the actions taken in the consent even if the consent does not expressly contain a waiver clause.

(d)          Quorum. The presence, in person or by proxy, of the holders of a Majority of the issued and outstanding Membership Interests entitled to vote thereon shall be necessary to constitute a quorum for the transaction of business at all meetings of the Members.

(e)           Voting. A Member entitled to vote at a meeting may vote at such meeting in person or by proxy. Any action approved by a Majority of the votes entitled to be cast on the issue will be deemed approved by the Members (unless a greater percentage is required elsewhere herein).

(f)           Proxies. A Member may appoint a proxy to vote or otherwise act for him by signing an appointment form, either personally or by his attorney-in-fact. A telegram or cablegram appearing to have been transmitted by the proper person or a photographic, photostatic, or equivalent reproduction of a writing appointing a proxy shall be deemed to be a sufficient, signed appointment form. Appointment of a proxy shall be effective when the appointment form is received by the Secretary of the Company. An appointment shall be valid for eleven months unless a longer period is expressly provided in the appointment form. An appointment of a proxy shall be revocable by the Member unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest. Appointments coupled with an interest include the appointment of: (a) a pledgee; (b) a person who purchased or agreed to purchase the shares; (c) a creditor of the Company who extended the Company credit under terms requiring the appointment; (d) an employee of the Company whose employment contract requires the appointment; or (e) a party to a voting agreement. The death or incapacity of the Member appointing a proxy shall not affect the right of the Company to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary of the Company before the proxy exercises his authority under the appointment.

(g)           80% Consent. Any action of the Members required or permitted by the Act to be taken at a Members’ meeting may be taken without a meeting and without prior notice if the action is taken by Members entitled to vote on the action representing not less than 80% of the votes entitled to be cast. Notwithstanding the foregoing, prompt notice of the taking of such action shall be given to those Members entitled to vote on the action who have not consented to the action in writing. Action taken under this § 4.04(g) shall be evidenced by one or more written consents describing the action taken, signed by the Member or his proxy taking the action, and delivered to the Company for inclusion in the minutes for filing with the Company records. Action taken under this section shall be effective when consents representing the votes necessary to take the action under this section are delivered to the Company, unless a different date is specified in the consents, in which case such different date shall control. Any Member giving a consent under this § 4.04(g) may revoke the consent by a writing received by the Company prior to the time that consents representing the votes required to take the action under this § 4.04(g) have been delivered to the Company, but may not do so thereafter. A consent signed under this § 4.04(g) shall have the effect of a meeting vote and may be described as such in any document.

4.05	Board of Directors.

(a)           Number and Qualifications. The entire Board of Directors shall consist of such number of individuals as are elected from time to time by the Common Members.

(b)          Term of Office. Directors shall be elected at the annual meeting of the Common Members or at a special meeting of the Common Members called for that purpose. Directors shall serve at the pleasure of the Common Members. Each Director shall continue to serve until his successor is elected and qualifies, is removed by the Common Members or there is a decrease in the number of Directors.

(c)           Annual and Regular Meetings. The Board of Directors shall meet for the election or appointment of officers and for the transaction of any other business of the Company as soon as practical after the adjournment of the annual meeting of the Common Members. Regular meetings of the Board of Directors shall be held at such times as the Board of Directors may from time to time determine.

(d)           Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or, upon request of a majority of the total number of Directors, by the Secretary of the Company. In the event of the call of a special meeting of the Board of Directors by a majority of the total number of Directors, the Secretary shall give notice of such meeting no more than ten days after receipt of such request.

(e)           Participation. Any or all Directors may participate in any meeting, whether a regular or special meeting, or conduct the meeting through the use of any means of communication by which all Directors participating may simultaneously hear each other during this meeting. A Director participating in a meeting by this means shall be deemed to be present in person at the meeting. Directors may not vote by proxy.

(f)           Notice of Meetings. No notice need be given of any regular meeting of the Board of Directors. Notice of special meetings shall be served upon each Director in person or by mail addressed to the Director at his last known post office address, at least two days prior to the date of such meeting. Notices of special meetings shall contain the date, time, and place of the meeting, but shall not require a description of the purpose of such special meeting.

(g)           Place of Meeting. The Board of Directors shall hold its meetings at the principal office of the Company unless such other place may be designated in the notice of such meeting. Meetings of the Board of Directors, upon proper notice, may be held either within or without the Commonwealth of Kentucky at such place as may be designated in the notice of such meeting.

(h)          Waiver of Notice of Meetings. A Director may waive any notice of such meeting as required by this Operating Agreement before or after the date and time of the meeting stated in the notice. The waiver shall be in writing, signed by the Director entitled to the notice, and filed with the minutes of such meetings. A Director’s attendance at or participation in a meeting shall waive any required notice to him of the meeting, unless the Director at the beginning of the meeting (or promptly upon his arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. The execution of a written consent described in this section shall constitute a waiver of notice with respect to the actions taken in the consent even if the consent does not expressly contain a waiver clause.

(i)            Action Without Meeting. Action to be taken at a Board of Directors meeting may be taken without a meeting if the action is taken by all members of the Board. The action shall be evidenced by one or more written consents describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Any action taken under this section shall be effective when the last Director signs the consent, unless the consent specifies a different effective date. A consent signed under this section shall have the effect of a meeting vote and may be described as such in any document.

(j)            Quorum. At any meeting of the Board of Directors, the presence of a majority of the elected and qualified members of the Board of Directors shall be necessary to constitute a quorum for the transaction of business.

(k)           Voting. If a quorum is present when a vote is taken, the affirmative vote of a majority of Directors present shall be the act of the Board of Directors.

(l)           Vacancies. If a vacancy occurs on the Board of Directors, for whatever reason, the vacancy shall be filled promptly by a majority vote of all of the remaining Directors (even if the Directors remaining in office constitute fewer than a quorum of the Board). If there are no remaining Directors, the vacancy shall be filled by a Majority of the Common Members.

(m)         Removal of Directors. Any Director may be removed by a Majority of the Common Members either with or without cause, at any time, at any special meeting called for that purpose or at the annual meeting of the Common Members.

(n)          Resignation. A Director may resign at any time by delivering a written notice to the Board of Directors, its Chairman, or to the Company. A resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

(o)          Committees. The Board of Directors may create an executive committee or one or more other committees which may exercise such powers of the Board of Directors as are delegated to the committee.

(p)          Compensation. Each Director may receive compensation for his services to the Company in an amount fixed from time to time by the Board of Directors.

4.06	Officers and Qualifications.

(a)           Officers. The Company may have a Chief Executive Officer and a Secretary, whose duties are set forth in this Operating Agreement. The Board of Directors may appoint from time to time one or more other officers or assistant officers and prescribe their duties. The same individual may simultaneously hold more than one office in the Company, including the offices of Chief Executive Officer and Secretary.

(b)	Election. All officers shall be elected or appointed by the Board of

Directors.

(c)           Removal of Officers. Officers may be removed at any time either with or without cause by action of the Board of Directors.

(d)	Duties of Officers. The Officers shall perform the following duties:

(1)           Duties of Chief Executive Officer. The Chief Executive Officer shall also have the title of either Chairman of the Board or President. If the Company has both a Chairman of the Board and a President, the Board of Directors shall designate which of them shall be the Chief Executive Officer. The Chief Executive Officer of the Company shall, subject to the control of the Board of Directors, in general supervise and control all of the business and affairs of the Company, including but not limited to, the authority to employ (and to discharge) subordinate employees and to fix and prescribe their duties, all as may be required or deemed advisable for the conduct of the business of the Company. The Chief Executive Officer may sign certificates for the shares of the Company, deeds, mortgages, bonds, contracts, checks, drafts, obligations of the Company, United States Government or other bonds, all other securities of every kind for the Company, or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors to other officers or agents of the Company or shall be required by law to be otherwise signed and executed. The Chief Executive Officer shall perform such other duties and responsibilities from time to time prescribed by the Board of Directors.

(2)           Duties of Secretary. The Secretary shall keep the minutes of the meetings of the Board of Directors and of the Members, shall attend to the giving of notice of meetings of the Board of Directors and of Members as required by this Agreement, and shall be responsible for the authenticating of records of the Company. In addition to the foregoing, the Secretary shall perform such other duties and responsibilities from time to time prescribed by the Board of Directors.

(e)          Compensation of Officers. The President may receive such salary or other compensation as may be fixed from time to time by the Board of Directors. Other officers may receive such salary or other compensation as may be fixed from time to time by the Board of Directors or the President.

4.07       Dividends. The Board of Directors may, but are not required to, authorize, and the Company may pay, dividends to the Members subject to the limitations of this Article and the rights pertaining to any Preferred Membership Interests. No dividend shall be paid if, after giving it effect: (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the Company’s total assets would be less than the sum of its total liabilities. The Directors may base a determination that dividends are not prohibited under this Article either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances, on a fair valuation, or any other method that is reasonable in the circumstances.

4.08       Agency. The Board of Directors may authorize any officer(s) or agent(s) to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Company, and such authority may be general or confined to specific instances.

ARTICLE V

CERTIFICATES, TRANSFERS OF MEMBERSHIP INTERESTS

5.01       Certificates. Membership Interests in the Company shall be represented by certificates as approved by the Board of Directors. The certificates shall be numbered consecutively and in the order in which they are issued, and each certificate shall state on its face the Company name, that the Company is organized under the laws of Kentucky, the registered holder’s name, the number and, if applicable, class of Membership Interests represented thereby, and the date of issuance of such certificate. All certificates representing Membership Interests issued by the Company shall have noted conspicuously thereon reference to the restrictions on sale or transfer which may be from time to time contained in this Operating Agreement or in any other agreement entered into between or among the Members and/or the Company. Any two managers may sign the certificates. Each certificate evidencing ownership of a number of shares in the Corporation immediately prior to the merger of the Corporation into the Company shall, following the merger, continue to evidence ownership of that number of units of the respective class of Membership Interests into which such shares were converted as part of the merger.

5.02      Returned Certificates. All certificates for Membership Interests returned to the Company for transfer shall be marked “Canceled” or “Void” with the date of cancellation, and the transaction shall be immediately noted in the transfer book of the Company. The returned certificate may be inserted in the certificate book or may be destroyed.

5.03       Lost Certificates. The Board of Directors may direct a new certificate(s) theretofore issued by the Company alleged to have been lost or destroyed upon the making of an affidavit of that fact by the person claiming the certificate(s) to be lost or destroyed. When authorizing such issue of new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate(s), or the owner’s legal representative, to advertise the same in such manner as it shall require and/or give the Company a bond in such sum as it may direct as indemnity against any claim that may be made against the Company with respect to the certificate(s) alleged to have been lost or destroyed.

5.04	Transfer of Membership Interest.

(a)          Membership Interests in the Company shall be assignable and transferable only on the books and records of the Company by the registered owner, or by his duly authorized attorney-in-fact, upon surrender of the certificate duly and properly endorsed with proper evidence of authority to transfer. The Company shall issue a new certificate for the Membership Interests surrendered to the person or persons entitled thereto.

(b)	The Company shall not be obligated to recognize any transfer which:

(1)	is not of all attributes of a Membership Interest;
(2)	is not of a whole number of units of Membership Interests;

(3)           is not memorialized in a written document setting forth the date of transfer and the whole number of units of Membership Interests transferred;

(4)           is not accompanied by all information required by the Company to incorporate all necessary information regarding the transferee in the records of the Company and in this Operating Agreement;

(5)           is not accompanied by the written consent of the transferee agreeing to be bound by the terms of this Operating Agreement; and

(6)	is not made in accordance with this Operating Agreement.

(c)           Schedule A shall be amended to recognize any permissible transfer of a Membership Interest.

ARTICLE VI

ADDITIONAL MEMBERS

6.01       Admission of New Members. From the date of the formation of the Company, any individual or entity acceptable to the Board of Directors may become a Member of this Company by the issuance by the Company of Membership Interests for such consideration as the Board of Directors shall determine. Schedule A shall be amended to recognize the admission of any additional Member.

6.02      Acceptance of Operating Agreement. No additional Members shall become a Member prior to the execution of a written document agreeing to be bound by the terms of this Operating Agreement.

6.03       Allocation on Admission of New Member. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Company may, at the time a Member is admitted, close the Company books (as though the Company’s tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of Code § 706(d) and the Regulations promulgated thereunder.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.01	Dissolution.

(a)           The Company shall be dissolved by the written agreement of a Majority of the Common Members. In addition, the Company may be dissolved judicially or administratively as directed by the Act. The withdrawal, death, disability, insanity, bankruptcy, dissolution and/or liquidation of a Member shall not dissolve the Company.

(b)          Except as expressly permitted in this Operating Agreement, no Member may voluntarily withdraw from the Company. No event of disassociation shall cause the dissolution of the Company.

7.02       Effect of Dissolution. Upon the dissolution of the Company, it shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Kentucky Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

7.03	Winding-up, Liquidation and Distribution of Assets.

(a)          Upon dissolution, an accounting shall be made of the Company’s accounts, assets, liabilities and operations from the date of the last previous accounting until the date of dissolution.

(b)          If the Company is dissolved and its affairs are to be wound up, the Members shall:

(1)           Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Members may determine to make in kind distributions of assets to the Members);

(2)           Discharge all liabilities of the Company, including liabilities to Managers and Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(3)           Distribute the remaining assets to the Members in accordance with their relative rights and preferences.

(c)           Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(d)         The Company shall comply with any applicable requirements of law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.01       Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s address, as appropriate, which is set forth in this Operating Agreement or, in the case of the Company, in the Articles of Organization (as amended). Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

8.02       Application of Kentucky Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the internal laws of the Commonwealth of Kentucky and specifically the Act, without reference to choice of laws.

8.03      Waiver of Action for Partition. Prior to the dissolution and termination of the Company and the distribution of its assets in accordance with this Operating Agreement, each Member irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to the property of the Company.

8.04       Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

8.05       Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditor of the Company or of a Member.

8.06       Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

WITNESS the hands of the Members, signifying acceptance of the foregoing Operating Agreement of the Company, which shall replace the previous Operating Agreement dated October 15, 1999, effective as of April 30, 2003.

COMMON MEMBER:

Syltone Industries plc

By:     /s/

Title:

PREFERRED MEMBER:

Emco Wheaton Corp.

By:     /s/

Title:

Schedule A to Operating Agreement

of

Syltone Industries, LLC

Names, Addresses and Membership Interests of Members

Member’s Name and Address	Units of Common Membership Interest	Units of Preferred Membership Interest
Syltone Industries plc 10 Park Gate, Bradford West Yorkshire BD1 5BS, England	1,000	0
Emco Wheaton Corp., a corporation organized under the laws of the Province of Ontario (Canada), corporation no. 895992568 2480 Bristol Circle Oakville, Ontario Canada L6H5S1	0	10,000
TOTAL

As effective April 30, 2003.